Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES RESULTS
FOR THE FIRST QUARTER OF FISCAL YEAR 2014
Expecting Strong Sequential Revenue Growth in Second Half of Fiscal 2014;
Increasing Revenue Diversification; Continued New Customer Wins
Spokane Valley, WA— October 29, 2013 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the three months ended September 28, 2013.The Company's actual results were in line with its previous guidance.
For the first quarter of fiscal year 2014, Key Tronic reported total revenue of $78.0 million, compared to $97.5 million in the same period of fiscal year 2013. Net income for the first quarter of fiscal year 2014 was $1.7 million or $0.16 per diluted share, compared to $3.7 million or $0.35 per diluted share for the same period of fiscal year 2013. For the first quarter of fiscal year 2014, gross margin was 8.5% and operating margin was 3.2%, compared to 9.7% and 5.8%, respectively, in the same period of fiscal year 2013.
“As expected, our revenue and earnings were impacted by a significant reduction in orders from some of our large, longstanding customers in the first quarter of fiscal year 2014,” said Craig Gates, President and Chief Executive Officer. “While our new programs typically take over 18 months to begin contributing revenue, we saw the continued ramp up of these new programs and increasing revenue diversification. As a result, we expect to see strong sequential growth during the second half of fiscal year 2014, as growing revenue from several new customers should offset and then exceed the revenue reductions in recent periods by certain large customers."
“At the end of the first quarter of fiscal year 2014, we were generating revenue from 189 separate programs and had 57 distinct customers, up from 168 programs and 51 customers a year ago. We expect the increase in revenue generating programs and customers to reduce our revenue concentration. During the fourth quarter of the previous fiscal year, our largest customer contributed around 23% of our total revenue and our top three customers contributed around 61% of our total revenue. By the fourth quarter of fiscal year 2014, we expect our largest customer to be contributing around 15% of our total revenue and our top three customers to be contributing about 41% of total revenue."
“We continue to see a robust pipeline of potential new business and have further diversified our future revenue base during the first quarter by winning new customer programs involving fitness equipment and HVAC controls. Furthermore, our continued integration of Sabre Manufacturing into our operations is allowing us to begin rapidly expanding our sheet metal fabrication business across our customer base.”

Business Outlook
For the second quarter of fiscal year 2014, the Company expects to report revenue in the range of $75 million to $80 million, and earnings in the range of $0.15 to $0.20 per diluted share. The expected earnings range assumes an effective tax rate of 30%.
Conference Call
Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 888-549-7880 or +1-480-629-9770. A 48-hour replay will be available by calling 800-406-7325 or +1 303 590 3030 (Access Code: 4644972). A replay will also be available on the Company’s Web site.
About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world's leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company's statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2014. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers, the availability of parts from the supply chain, the accuracy of customers' forecasts; success of customers' programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company's SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 28, 2013	September 29, 2012
Net sales	$77,974	$97,508
Cost of sales	71,352	88,033
Gross profit	6,622	9,475
Research, development and engineering expenses	1,345	1,250
Selling, general and administrative expenses	2,817	2,529
Total operating expenses	4,162	3,779
Operating income	2,460	5,696
Interest expense, net	22	116
Income before income taxes	2,438	5,580
Income tax provision	733	1,836
Net income	$1,705	$3,744
Net income per share — Basic	$0.16	$0.36
Weighted average shares outstanding — Basic	10,507	10,486
Net income per share — Diluted	$0.16	$0.35
Weighted average shares outstanding — Diluted	10,933	10,830

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 28, 2013	June 29, 2013
ASSETS
Current assets:
Cash and cash equivalents	$1,960	$10,819
Trade receivables, net	48,570	47,009
Inventories	45,631	44,664
Deferred income tax asset	1,272	1,767
Other	7,788	7,508
Total current assets	105,221	111,767
Property, plant and equipment—net	19,489	17,911
Other assets:
Deferred income tax asset	4,070	3,179
Other	3,622	2,273
Goodwill	1,639	—
Other intangibles	2,267	—
Total other assets	11,598	5,452
Total assets	$136,308	$135,130
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$27,600	$26,400
Accrued compensation and vacation	6,007	7,413
Current portion of other long-term obligations	387	576
Other	3,807	3,551
Total current liabilities	37,801	37,940
Long-term liabilities:
Deferred income tax liability	1,741	1,585
Other long-term obligations	907	1,445
Total long-term liabilities	2,648	3,030
Total liabilities	40,449	40,970
Shareholders' equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,516 and 10,502 shares, respectively	43,617	43,369
Retained earnings	51,183	49,478
Accumulated other comprehensive income	1,059	1,313
Total shareholders' equity	95,859	94,160
Total liabilities and shareholders’ equity	$136,308	$135,130

4